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                                   EXHIBIT 5.1


                          INVESTMENT SERVICES AGREEMENT


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                          INVESTMENT SERVICES AGREEMENT


     This investment services agreement is made by and between HL Investment Advisors, Inc., a Connecticut corporation (the "Manager") and The Hartford Investment Management Company, a Delaware corporation ("HIMCO").

                                   WITNESSETH

     WHEREAS, The Manager has entered into an agreement for the provision of investment management services (the "Principal Advisory Contract") to Hartford Mortgage Securities Fund, Inc. (the "Fund") by the Manager, and

     WHEREAS, The Manager wishes to engage HIMCO to provide investment management services to the Fund, and

     WHEREAS, HIMCO is willing to perform such services on behalf of the Fund upon the terms and conditions and for the compensation hereinafter set forth.

     NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the parties hereto agree as follows:

1. The Manager hereby employs HIMCO to provide investment management services with respect to the assets of the Fund under the management of the Manager and to perform the services hereinafter set forth subject to the terms and conditions of the investment objectives, policies and restrictions of the Fund, and HIMCO hereby accepts such employment and agrees during such period to assume the obligations herein set forth for the compensation herein provided.

2. HIMCO shall evaluate and implement an investment program appropriate for the Fund which shall be amended and updated from time to time as financial and other economic conditions change as determined by HIMCO and Manager.

3. HIMCO will make all determinations with respect to the investment of the assets of the Fund and the purchase or sale of portfolio securities, and shall take such steps as may be necessary to implement the same. Such determinations and services shall include advising the Fund's Board of Directors of the manner in which voting rights, rights to consent to corporate action, and any other non-investment decisions pertaining to the Fund's portfolio securities should be exercised.

4. HIMCO will regularly furnish reports to the Fund at periodic meetings of the Fund's Board of Directors and at such other times as may be reasonably requested by the Fund's Board of Directors, which reports shall include HIMCO's economic outlook and investment strategy and a discussion of the portfolio activity and the performance of the

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     Fund since the last report. Copies of all such reports shall be furnished to the Manager for examination and review within a reasonable time prior to the presentation of such reports to the Fund's Board of Directors.

5. HIMCO will select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund and place, in the name of the Fund or its nominees, all such orders. When placing such orders, HIMCO shall use its best efforts to obtain the best net security price available for the Fund. Subject to and in accordance with any directions that the Board of Directors may issue from time to time, HIMCO may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if HIMCO determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or HIMCO's overall responsibilities with respect to the Fund and HIMCO's other advisory clients. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this agreement or otherwise. HIMCO will promptly communicate to the Board of Directors such information relating to portfolio transactions as they may reasonably request.

6. As compensation for the performance of the services by HIMCO hereunder, the Manager shall, as promptly as possible after the last day of each calendar year quarter, pay HIMCO the equivalent of all direct and indirect expenses incurred in the performance of its duties under this agreement.

7. HIMCO shall not be liable for any loss or losses sustained by reason of any investment including the purchase, holding or sale of any security as long as HIMCO shall have acted in good faith and with due care; provided, however, that HIMCO shall be liable for its willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this agreement.

8. (a) This agreement shall become effective on March 3, 1997, shall continue in effect for the same term as the Principal Advisory Contract and shall be submitted to the Fund's Board of Directors for reapproval at the same time as the Principal Advisory Contract. This agreement, unless sooner terminated in accordance with 8(b) below, shall continue in effect from year to year thereafter provided that its continuance is specifically approved at least annually (1) by a vote of the majority of the members of the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Fund, and (2) in either event, by the vote of a majority of the members of the Fund's Board of Directors who are not parties to this agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on this agreement.


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     (b)  This agreement (1) may be terminated at any time without the payment of any penalty either by vote of the members of the Board of Directors of the Fund or by a vote of a majority of the Fund's outstanding voting securities, or by the Manager on sixty days' prior written notice to HIMCO, (2) shall immediately terminate in the event of its assignment, (3) may be terminated by HIMCO on ninety days' prior written notice to the Manager, but such termination will not be effective until the Fund or the Manager shall have contracted with one or more persons to serve as a successor to HIMCO for the Fund and such person(s) shall have assumed such position, and (4) will terminate automatically upon termination of the investment management agreement between the Manager and the Fund.

     (c) As used in this agreement, the terms "assignment," "interested parties" and "vote of a majority of the Fund's outstanding voting securities" shall have the meanings set forth for such terms in the Investment Company Act of 1940, as amended.

     (d) Any notice under this agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party or parties at the current office address of such party or parties.

9. Nothing in this agreement shall limit or restrict the right of any partner, officer, or employee of HIMCO to engage in any business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of HIMCO to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

10. It is the intention of the parties hereto that by this Agreement HIMCO shall provide Manager with such investment management and advisory services as may be required by Manager in managing and advising the Fund pursuant to the terms of the Principal Advisory Contract. No provision of this Agreement shall be construed or interpreted to grant HIMCO any right or authority not granted to Manager under the Principal Advisory Contract, or to impose on HIMCO any duty or obligation not otherwise imposed on Manager under the Principal Advisory Contract.

11. The Manager agrees that neither it nor any affiliate of the Manager will use HIMCO's name or refer to HIMCO or HIMCO's clients in marketing and promotional materials without prior notification to and authorization by HIMCO, such authorization not to be unreasonably withheld.

12. If any provision of this agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this agreement shall not be affected thereby.


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     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed on the 3rd day of March, 1997.

               HL INVESTMENT ADVISORS, INC.


                /s/ Joseph H. Gareau
               ------------------------------------
               By:    Joseph H. Gareau
               Title: President


               THE HARTFORD INVESTMENT
               MANAGEMENT COMPANY


                 /s/ Andrew W. Kohnke
               ------------------------------------------
               By:    Andrew W. Kohnke
               Title: Managing Director